Exhibit 99.1
Capital Senior Living Corporation Announces
Third Quarter 2021 Results
DALLAS – November 10, 2021 – Capital Senior Living Corporation (the “Company”) (NYSE: CSU) announced results for the quarter ended September 30, 2021.
Highlights
•Successfully completed shareholder rights offering and private placement investment totaling $154.8 million, strengthening the Company’s liquidity position.
•Third quarter 2021 occupancy of 81.0% increased 290 basis points compared to the second quarter of 2021 and 170 basis points over occupancy for the third quarter of 2020. October 2021 average occupancy was 81.2%, an increase of 590 basis points from the pandemic low average monthly occupancy of 75.3% in February of 2021. October month-end spot occupancy was 82.3%.
•Consolidated resident revenue in the third quarter of 2021 increased $2.3 million or 5.0% compared to the second quarter of 2021.
•Average monthly rent increased sequentially to $3,578 for the third quarter of 2021 from $3,518 in the second quarter of 2021.
•The Company announced expansion of Ventas relationship with three additional managed communities in Arkansas effective December 1, 2021 and also transitioned the remaining Healthpeak communities to another operator on September 30, 2021.
•Management notified Fifth Third Bank of the Company’s intention to repay the outstanding $31.5 million bridge loan to fully extinguish the outstanding loan and 25% Corporate guarantee.
•The Company announced its rebranding as Sonida Senior Living, Inc. with an effective date of November 15, 2021.

“We are pleased with our performance during the third quarter, especially occupancy and revenue growth. The operating environment continues to be challenging with respect to staff availability and price inflation, which requires a relentless daily focus managing the balance between growing occupancy in our communities, providing excellent care to our residents and managing operating margins. Completing the recent transactions to raise new capital for the Company will enable us to address our immediate liquidity needs and strengthen our financial foundation, while we lead the business through the current operating environment and set the stage for long-term sustainable growth.”

Summary of Consolidated Financial Results - Third Quarter 2021

	Quarter Ended September 30			Second Quarter 2021	Sequential increase (decrease)
	2021	2020	Increase (decrease)
Consolidated results
Resident revenue	$48,968	$85,894	$(36,926)	$46,649	$2,319
Management fees	1,029	604	425	763	266
Operating expenses	40,668	65,165	(24,497)	37,568	3,100
General and administrative expenses	6,887	8,128	(1,241)	8,839	(1,952)
Gain on extinguishment of debt, net	54,080	—	54,080	67,213	(13,133)
Net income (loss)	36,510	(214,964)	251,474	49,078	(12,568)
Adjusted EBITDAR (1)	3,153	15,540	(12,387)	2,040	1,113
Adjusted CFFO (1)	(6,328)	(5,221)	(1,107)	(7,341)	1,013
Continuing Community Results
Resident revenue - continuing communities (2)	$48,968	$48,026	$942	$46,373	$2,595
Continuing community net operating income (NOI) (1)	$10,287	$12,310	$(2,023)	$9,956	$331
Continuing community net operating income margin (1)	21.0%	25.6%	(4.6)%	21.5%	(0.5)%
Average occupancy	81.0%	79.3%	1.7%	78.1%	2.9%
(1) Adjusted EBITDAR, Adjusted CFFO, Continuing Community Net Operating Income and Continuing Community Net Operating Income Margin are financial measures that are not calculated in accordance with GAAP. See "Reconciliations of Non-GAAP Financial Measures" for the Company's definition of such measure, reconciliations to the most comparable GAAP financial measure, and other important information regarding the use of the Company's non-GAAP financial measures.
(2) Resident Revenue from continuing communities exclude $0.0 million, $37.9 million and $0.3 million for the quarters ended September 30, 2021, September 30, 2020 and June 30, 2021, respectively and relate to revenues earned in the operations of the 18 Fannie Mae communities that are in the process of transitioning legal ownership, leased communities whose master lease agreements or excess cash flow leases were terminated on or before December 31, 2020 and one owned community sold to a third party in the fourth quarter of fiscal 2020.

Third Quarter 2021 Results
When comparing the third quarter of fiscal 2021 to the third quarter of fiscal 2020, the Company generated consolidated resident revenue of approximately $49.0 million compared to consolidated resident revenue of approximately $85.9 million, respectively, representing a decrease of $36.9 million, or 43%. The decrease in revenue was generated by significant property dispositions throughout 2020, including: (1) the sale of one owned property which transitioned to a management agreement with the buyer; (2) the transition of 39 leased communities to different operators in conjunction with the Company exiting its master lease agreements; and (3) the process of transferring legal ownership of 18 communities to Fannie Mae, the holder of nonrecourse debt related to such communities on August 1, 2020. Resident revenue for the 60 continuing communities increased $0.9 million, or 2.0%, due to an increase in continuing community average occupancy from 79.3% in the third quarter 2020 to continuing community occupancy of 81.0% in the third quarter 2021, an increase of 220 basis points.
Management fee revenue increased $0.4 million, which was due to the Company’s management of 15 communities during the third quarter of 2021 versus management of six communities for the entire third quarter of 2020 and 18 communities for a portion of the third quarter of 2020. Community reimbursement revenue declined $1.6 million compared to the prior year quarter.
Total expenses were $65.6 million in the third quarter of fiscal 2021 compared to $108.0 million in the third quarter of fiscal 2020, representing a decrease of $42.4 million, or 39%. This decrease is primarily the result of a $24.5 million decrease in operating expenses, a $5.9 million decrease in facility lease expenses, a $6.0 million decrease in depreciation expense, $3.2 million decrease in non-cash impairment charges, $1.6 million decrease in community reimbursement expense and a $1.2 million decrease in general and administrative expenses.
The quarter-over-quarter decrease in consolidated operating expenses of $24.5 million is primarily due to a $16.7 million decrease in labor and employee-related expenses, a $1.9 million decrease in food expense, a $1.9 million decrease in utilities, and a $4.0 million decrease in all other operating expenses, all of which were primarily due to the disposition of communities since the third quarter of 2020. For the 60 continuing communities, operating expenses increased $3.0 million quarter-over-quarter, which were driven primarily by the labor shortages and other challenges to hire and retain talent in the senior living industry and resulted in higher costs for contract labor.
The decrease in general and administrative expenses of $1.2 million is primarily due to a $0.8 million reduction in transaction costs related to lease amendments and terminations in the third quarter of the prior year, a decrease of $0.7 million in employee benefits and health insurance claims, $0.4 million in placement and separation expenses, $0.3 million in fees, and $0.3 million in contract labor and consulting expenses, which was partially offset by an increase of approximately $0.7 million labor related expenses and $0.6 million in insurance and other expenses.
The $5.9 million decrease in facility lease expense is attributable to the termination of all of the Company's master lease agreements during fiscal 2020.
The $6.0 million decrease in depreciation and amortization expense primarily results from a decrease in depreciable assets at the Company’s communities resulting from the disposition of communities since the third quarter of 2020.
During the third quarter of 2020, the Company recorded $3.2 million of non-cash impairment charges with no comparable charges in third quarter of 2021.
The $1.6 million decrease in community reimbursement expense includes reimbursements due from the owners of the communities for which the Company began providing management services on March 1, 2020 for six communities and on August 1, 2020 for 18 communities, compared to providing management services to 15 communities during the third quarter of 2021.
Interest expense decreased in the third quarter of fiscal 2021 when compared to the third quarter of fiscal 2020 primarily due to the (i) early repayment of mortgage debt associated with the sale of one community in the fourth quarter of 2020 and (ii) completion of the transition of the ownership of thirteen communities to Fannie Mae in the nine months ended September 30, 2021.
The gain on extinguishment of debt of $54.1 million relates to the de-recognition of notes payable and liabilities as a result of the completion of the transition of the legal ownership of four of the Company's communities back to Fannie Mae, the holder of the non-recourse debt related to such properties, during the three months ended September 30, 2021.
Continuing Community Net Operating Income for the third quarter of 2021 was $10.3 million compared to $12.3 million in the third quarter of fiscal 2020 as the revenue increase of $0.9 million for the continuing community portfolio was offset by increased operating expense of $3.0 million.
The Company reported net income and comprehensive income of $36.5 million for the third quarter of 2021, compared to net loss and comprehensive loss of $215.0 million for the third quarter of 2020.
For the third quarter 2021, Adjusted EBITDAR and Adjusted EBITDAR excluding COVID-19 impact was $3.2 million and $3.6 million, respectively. Adjusted CFFO was $(6.3) million and Adjusted CFFO excluding COVID-19 relief and expenses was $(5.9) million for the third quarter of 2021. (See “Reconciliations of Non-GAAP Financial Measures” below).
Third Quarter 2021 Results Compared to Second Quarter 2021
Resident revenue for the third quarter of fiscal 2021 increased $2.3 million from the second quarter of fiscal 2021 as a result of an increase in consolidated average occupancy from 78.1% in the second quarter to consolidated occupancy of 81.0% in the third quarter, an increase of 290 basis points coupled with an increase in average monthly rent from $3,518 in the second quarter of 2021 to $3,578 for the third quarter of 2021. Management fee revenue increased $0.3 million in the third quarter of fiscal 2021 compared with the second quarter of 2021.
Operating expenses increased $3.1 million or 8.3% in the third quarter of 2021 compared to the second quarter of 2021 due to a $1.1 million increase in labor and employee-related expenses due to a competitive labor market, a $0.8 million increase in food and utilities expense, and a $1.2 million increase in all other operating expenses.

The decrease in general and administrative expenses of $2.0 million is primarily due to a $2.4 million decrease in employee benefits and health insurance claims expenses, $0.3 million lower transaction and conversion expenses, $0.5 million lower contract labor and consulting expenses, partially offset by increases of approximately $1.2 million in labor related expenses.
The gain on extinguishment of debt in the third quarter of 2021 was lower than the second quarter of 2021 by $13.1 million, which was driven by four community transitions in the third quarter of 2021 compared to six community transitions in the previous sequential quarter. The gain in both periods relates to the de-recognition of notes payable and liabilities as a result of the completion of the transition of the legal ownership of the Company's communities back to Fannie Mae.
Strategic Investment by Conversant Capital and Rights Offering Successfully Raise $154.8 Million
On November 3, 2021, the Company received gross proceeds of $154.8 million through the combination of (a) $82.5 million private placement to with Conversant Dallas Parkway (A) LP and Conversant Dallas Parkway (B) LP, affiliates of Conversant Capital LLC (together, the “Investors”), consisting of $41.25 million of common stock at $25 per share and $41.25 million of newly designated Series A Convertible Preferred Stock, (b) $34.0 million common stock rights offering to its existing stockholders, and (c) $38.3 million backstop through the purchase of additional shares by Conversant Capital and Arbiter Partners. The transaction also includes (a) warrants to Conversant to purchase approximately one million shares of common stock at $40 per share with an expiration date of five years after closing; and (b) an incremental $25.0 million accordion from Conversant for future investment at the Company’s option, subject to certain conditions.
At the Closing, the Company and the Investors entered into an Investor Rights Agreement, pursuant to which, among other things, the Company's Board was reconstituted with six new Directors and three continuing Directors.

Corporate Name Change
On November 3, 2021, the Company announced its rebranding as Sonida Senior Living, Inc. The name change will go into effect on November 15, 2021, at which time the Company’s common stock will begin to trade on the New York Stock Exchange under the new ticker symbol “SNDA.”

Extension of Maturing Bridge Loan
In August 2021, the Company executed a one-year extension of the Company’s $40.5 million loan agreement with BBVA, which was previously scheduled to mature in December 2021 and includes the option to extend an additional six months if certain financial criteria are met. The loan agreement extension includes a waiver for non-compliance with certain financial ratios on December 31, 2020, and eliminates the compliance requirements for minimum financial ratios. The extension requires principal payments totaling $5.3 million which will be paid in installments over the term of the extension.

Liquidity
In addition to approximately $10.7 million of unrestricted cash balances on hand as of September 30, 2021, the Company’s principal sources of liquidity are expected to be net proceeds of $128.5 million from the Amended Investment Agreement in November 2021, additional proceeds from debt refinancings, and/or proceeds from the sale of owned assets. The Company has implemented plans, which includes raising capital, and other strategic and cash-preservation initiatives, all of which are designed to provide the Company with adequate liquidity to meet its obligations for at least the twelve-month period following the date its financial statements are issued. The Company, from time to time, considers and evaluates financial and capital raising transactions related to its portfolio, including debt refinancings, purchases and sales of assets, and other transactions. If capital were obtained through the issuance of Company equity, the issuance of Company securities would dilute the ownership of our existing stockholders and any newly issued securities may have rights, preferences, and/or privileges senior to those of our common stock. There can be no assurance that the Company will continue to generate cash flows at or above current levels, or that the Company will be able to obtain the capital necessary to meet the Company’s short-and long-term capital requirements.
The Company was not in compliance with a certain financial covenant under its loan agreement with Fifth Third Bank, covering two of the Company's properties, as of September 30, 2021, June 30, 2021, March 31, 2021, December 31, 2020 and September 30, 2020, in which a minimum debt service coverage ratio must be maintained, which constituted a default. In May 2021, Fifth Third Bank issued a notice of default. In the event that this loan for $31.5 million is accelerated, the loan has 25% recourse to Capital Senior Living Corporation. In November 2021, subsequent to quarter end, the Company gave Fifth Third bank the Company’s 30 day notice of its intention to repay the outstanding $31.5 million bridge loan. The Company included

$31.5 million in outstanding debt related to those properties in current portion of notes payable, net of deferred loan costs, on the Company’s Consolidated Balance Sheets at September 30, 2021.
Conference Call Information
The Company will host a conference call with senior management to discuss the Company’s third quarter of 2021 financial results on Thursday, November 11, 2021 at 2:30 p.m. Eastern Time. To participate, dial 877-407-0989 (no passcode required). A link to the simultaneous webcast of the teleconference will be available at https://www.webcast-eqs.com/register/capitalseniorliving_20210812/en.

For the convenience of the Company’s shareholders and the public, the conference call will be recorded and available for replay starting November 12, 2021 through November 25, 2021. To access the conference call replay, call 877-660-6853, passcode 13724306. The webcast replay will be posted in the Investor Relations section of the Company’s website.
About the Company
Dallas-based Capital Senior Living Corporation is one of the nation’s leading operators of independent living, assisted living and memory care communities for senior adults. The Company operates 72 communities that are home to nearly 7,000 residents across 18 states providing compassionate, resident-centric services and care and engaging programming. The Company offers seniors the freedom and opportunity to successfully, comfortably and happily age in place. For more information, visit www.capitalsenior.com or connect with the Company on Facebook, Twitter or LinkedIn.

Safe Harbor
The forward-looking statements in this release are subject to certain risks and uncertainties that could cause the Company’s actual results and financial condition to differ materially, including, but not limited to, the continued spread of COVID-19 and highly contagious variants and sub-lineages, including the speed, depth, geographic reach and duration of such spread, new information that may emerge concerning the severity of COVID-19, the actions taken to prevent or contain the spread of COVID-19 or treat its impact, the legal, regulatory and administrative developments that occur at the federal, state and local levels in response to the COVID-19 pandemic, and the frequency and magnitude of legal actions and liability claims that may arise due to COVID-19 or the Company’s response efforts; the impact of COVID-19 and the Company’s near-term debt maturities on the Company’s ability to continue as a going concern, the Company’s ability to generate sufficient cash flows from operations, additional proceeds from debt refinancings, and proceeds from the sale of assets to satisfy its short and long-term debt obligations and to fund the Company’s capital improvement projects to expand, redevelop, and/or reposition its senior living communities; the Company’s ability to obtain additional capital on terms acceptable to it; the Company’s ability to extend or refinance its existing debt as such debt matures; the Company’s compliance with its debt agreements, including certain financial covenants, and the terms and conditions of its recent forbearance agreements. and the risk of cross-default in the event such non-compliance occurs; the Company’s ability to complete acquisitions and dispositions upon favorable terms or at all including the transfer of certain communities managed by the Company on behalf of Fannie Mae, Healthpeak, and Welltower; the Company’s ability to improve and maintain controls over financial reporting and remediate identified material weakness; the risk of oversupply and increased competition in the markets which the Company operates; the risk of increased competition for skilled workers due to wage pressure and changes in regulatory requirements; the departure of the Company’s key officers and personnel; the cost and difficulty of complying with applicable licensure, legislative oversight, or regulatory changes; the risks associated with a decline in economic conditions generally; the adequacy and continued availability of the Company’s insurance policies and the Company’s ability to recover any losses it sustains under such policies; changes in accounting principles and interpretations; and the other risks and factors identified from time to time in the Company’s reports filed with the Securities and Exchange Commission.
For information about Capital Senior Living, visit www.capitalsenior.com.
Investor Contact: Kimberly Lody, Chief Executive Officer, at 972-308-8323
Press Contact: media@capitalsenior.com.

Capital Senior Living Corporation
Consolidated Statements of Operations and Comprehensive Income (Loss)
(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenues:
Resident revenue	$48,968	$85,894	$140,819	$290,952
Management fees	1,029	604	2,978	819
Community reimbursement revenue	7,927	9,555	33,317	11,888
Total revenues	57,924	96,053	177,114	303,659
Expenses:
Operating expenses (exclusive of facility lease expense and depreciation and amortization expense shown below)	40,668	65,165	114,994	211,874
General and administrative expenses	6,887	8,128	22,913	21,036
Facility lease expense	—	5,926	—	23,234
Stock-based compensation expense	586	421	1,269	1,494
Depreciation and amortization expense	9,503	15,547	27,811	47,584
Long-lived asset impairment	—	3,240	—	39,194
Community reimbursement expense	7,927	9,555	33,317	11,888
Total expenses	65,571	107,982	200,304	356,304
Other income (expense):
Interest income	—	14	5	83
Interest expense	(9,701)	(11,141)	(28,574)	(34,044)
Gain on facility lease modification and termination, net	—	(753)	—	10,487
Gain on extinguishment of debt	54,080	—	168,292	—
Loss on disposition of assets, net	(15)	(191,032)	(436)	(198,388)
Other income	—	9	8,703	2
Income (loss) from continuing operations before provision for income taxes	36,717	(214,832)	124,800	(274,505)
Provision for income taxes	(207)	(132)	(368)	(393)
Net income (loss)	$36,510	$(214,964)	$124,432	$(274,898)
Per share data:
Basic net income (loss) per share (1)	$17.71	$(104.91)	$60.37	$(134.82)
Diluted net income (loss) per share (1)	$17.48	$(104.91)	$59.59	$(134.82)
Weighted average shares outstanding — basic (1)	2,062	2,049	2,061	2,039
Weighted average shares outstanding — diluted (1)	2,089	2,049	2,088	2,039
Comprehensive income (loss)	$36,510	$(214,964)	$124,432	$(274,898)
(1) Prior period results have been adjusted to reflect the December 2020 fifteen-for-one Reverse Stock Split.

Capital Senior Living Corporation
Consolidated Balance Sheet
(in thousands)

	September 30, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$10,669	$17,885
Restricted cash	5,882	4,982
Accounts receivable, net	4,309	5,820
Federal and state income taxes receivable	—	76
Property tax and insurance deposits	6,276	7,637
Prepaid expenses and other	8,250	7,028
Total current assets	35,386	43,428
Property and equipment, net	635,405	655,731
Operating lease right-of-use assets, net	156	536
Other assets, net	3,233	3,138
Total assets	$674,180	$702,833
LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$13,859	$14,967
Accrued expenses	43,594	48,515
Current portion of notes payable, net of deferred loan costs	159,977	304,164
Current portion of deferred income	3,482	3,984
Current portion of lease liabilities	173	421
Federal and state income taxes payable	384	249
Customer deposits	447	822
Total current liabilities	221,916	373,122
Lease liabilities, net of current portion	297	533
Other long-term liabilities	3,714	3,714
Notes payable, net of deferred loan costs and current portion	601,817	604,729
Commitments and contingencies
Shareholders’ deficit:
Preferred stock, $0.01 par value:
Authorized shares – 15,000; no shares issued or outstanding	—	—
Common stock, $0.01 par value:
Authorized shares – 4,333; issued and outstanding shares – 2,193 and 2,084 in 2021 and 2020, respectively	22	21
Additional paid-in capital	190,246	188,978
Retained deficit	(343,832)	(468,264)
Total shareholders’ deficit	(153,564)	(279,265)
Total liabilities and shareholders’ deficit	$674,180	$702,833

CAPITAL SENIOR LIVING
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
This earnings release contains the financial measures (1) Consolidated Net Operating Income, (2) Consolidated Net Operating Income Margin, (3) Continuing Community Net Operating Income, (4) Continuing Community Net Operating Income Margin, (5) Adjusted EBITDAR, (6) Adjusted EBITDAR excluding COVID-19 impact, (7) Adjusted CFFO, and (8) Adjusted CFFO excluding COVID-19 impact, all of which are not calculated in accordance with U.S. generally accepted accounting principles ("GAAP"). Presentations of these non-GAAP financial measures are intended to aid investors in better understanding the factors and trends affecting the Company’s performance and liquidity. However, investors should not consider these non-GAAP financial measures as a substitute for financial measures determined in accordance with GAAP, including net income (loss), income (loss) from operations, or net cash provided by (used in) operating activities. Investors are cautioned that amounts presented in accordance with the Company’s definitions of these non-GAAP financial measures may not be comparable to similar measures disclosed by other companies because not all companies calculate non-GAAP measures in the same manner. Investors are urged to review the following reconciliations of these non-GAAP financial measures from the most comparable financial measures determined in accordance with GAAP.

CONSOLIDATED NET OPERATING INCOME AND
CONSOLIDATED NET OPERATING INCOME MARGIN
(in thousands)

Consolidated Net Operating Income and Consolidated Net Operating Income Margin are non-GAAP performance measures that the Company defines as net income (loss) excluding: general and administrative expenses, interest income, interest expense, other income/expense, provision for income taxes, settlement fees and expenses; and further adjusted to exclude income/expense associated with non-cash, non-operational, transactional, or organizational restructuring items that management does not consider as part of the Company’s underlying core operating performance and that management believes impact the comparability of performance between periods. For the periods presented herein, such other items include facility lease expense, stock-based compensation expense, depreciation and amortization expense, long-lived asset impairment, gain/loss on facility lease modification and termination, gain on extinguishment of debt, loss on disposition of assets.

The Company believes that presentation of Consolidated Net Operating Income and Consolidated Net Operating Income Margin as performance measures are useful to investors because (i) they are one of the metrics used by the Company’s management for budgeting and other planning purposes, to review the Company’s historic and prospective core operating performance, and to make day-to-day operating decisions; (ii) they provide an assessment of operational factors that management can impact in the short-term, namely revenues and the controllable cost structure of the organization, by eliminating items related to the Company’s financing and capital structure and other items that management does not consider as part of the Company’s underlying core operating performance and that management believes impact the comparability of performance between periods.

Consolidated Net Operating Income and Consolidated Net Operating Income Margin have material limitations as performance measures, including: (i) excluded interest is necessary to operate the Company’s business under its current financing and capital structure; (ii) excluded depreciation, amortization and impairment charges may represent the wear and tear and/or reduction in value of the Company’s communities and other assets and may be indicative of future needs for capital expenditures; and (iii) the Company may incur income/expense similar to those for which adjustments are made, such as gain/loss on sale of assets, facility lease termination, or debt extinguishment, non-cash stock-based compensation expense, and transaction and other costs, and such income/expense may significantly affect the Company’s operating results.

	Three months ended September 30,		Nine months ended September 30,		Three months ended June 30,
	2021	2020	2021	2020	2021
Consolidated net operating income
Net income (loss)	$36,510	$(214,964)	$124,432	$(274,898)	$49,078
General and administrative expenses	6,887	8,128	22,913	21,036	8,839
Facility lease expense	—	5,926	—	23,234	—
Stock-based compensation expense	586	421	1,269	1,494	517
Depreciation and amortization expense	9,503	15,547	27,811	47,584	9,025
Long-lived asset impairment	—	3,240	—	39,194	—
Interest income	—	(14)	(5)	(83)	(1)
Interest expense	9,701	11,141	28,574	34,044	9,499
Gain on facility lease modification and termination, net	—	753	—	(10,487)	—
Gain on extinguishment of debt	(54,080)	—	(168,292)	—	(67,213)
Loss on disposition of assets, net	15	191,032	436	198,388	—
Other income (expense)	—	(9)	(8,703)	(2)	2
Provision for income taxes	207	132	368	393	98
Settlement fees and expenses (1)	994	535	1,393	562	164
Consolidated net operating income	$10,323	$21,868	$30,196	$80,459	$10,008
Resident revenue	$48,968	$85,894	$140,819	$290,952	$46,649
Consolidated net operating income margin	21.1%	25.5%	21.4%	27.7%	21.5%
(1) Settlement fees and expenses relate to non-recurring settlements with third parties for contract terminations, insurance claims and related fees.

CONTINUING COMMUNITY NET OPERATING INCOME AND
CONTINUING COMMUNITY NET OPERATING INCOME MARGIN
(in thousands)

Continuing Community Net Operating Income and Continuing Community Net Operating Income Margin are non-GAAP performance measures for the Company’s portfolio of 60 continuing communities that the Company defines as net income (loss) excluding: general and administrative expenses, interest income, interest expense, other income/expense, provision for income taxes, settlement fees and expenses, revenue and operating expenses from the Company’s disposed properties; and further adjusted to exclude income/expense associated with non-cash, non-operational, transactional, or organizational restructuring items that management does not consider as part of the Company’s underlying core operating performance and that management believes impact the comparability of performance between periods. For the periods presented herein, such other items include facility lease expense, stock-based compensation expense, depreciation and amortization expense, long-lived asset impairment, gain/loss on facility lease modification and termination, gain on extinguishment of debt and loss on disposition of assets.

The Company believes that presentation of Continuing Community Net Operating Income and Continuing Community Net Operating Income Margin as performance measures are useful to investors because (i) they are one of the metrics used by the Company’s management to evaluate the performance of our core portfolio of 60 continuing communities, to review the Company’s comparable historic and prospective core operating performance of the 60 continuing communities, and to make day-to-day operating decisions; (ii) they provides an assessment of operational factors that management can impact in the short-term, namely revenues and the controllable cost structure of the organization, by eliminating items related to the Company’s financing and capital structure and other items that management does not consider as part of the Company’s underlying core operating performance and that management believes impact the comparability of performance between periods.

Continuing Community Net Operating Income and Continuing Community Net Operating Income Margin have material limitations as a performance measure, including: (i) excluded interest is necessary to operate the Company’s business under its current financing and capital structure; (ii) excluded depreciation, amortization and impairment charges may represent the wear and tear and/or reduction in value of the Company’s communities, and other assets and may be indicative of future needs for capital expenditures; and (iii) the Company may incur income/expense similar to those for which adjustments are made, such as gain/loss on sale of assets, facility lease termination, or debt extinguishment, non-cash stock-based compensation expense, and transaction and other costs, and such income/expense may significantly affect the Company’s operating results.

	Three months ended September 30,		Nine months ended September 30,		Three months ended June 30,
	2021	2020	2021	2020	2021
Continuing community net operating income
Net income (loss)	$36,510	$(214,964)	$124,432	$(274,898)	$49,078
General and administrative expenses	6,887	8,128	22,913	21,036	8,839
Facility lease expense	—	5,926	—	23,234	—
Stock-based compensation expense	586	421	1,269	1,494	517
Depreciation and amortization expense	9,503	15,547	27,811	47,584	9,025
Long-lived asset impairment	—	3,240	—	39,194	—
Interest income	—	(14)	(5)	(83)	(1)
Interest expense	9,701	11,141	28,574	34,044	9,499
Gain on facility lease modification and termination, net	—	753	—	(10,487)	—
Gain on extinguishment of debt	(54,080)	—	(168,292)	—	(67,213)
Loss on disposition of assets, net	15	191,032	436	198,388	—
Other income (expense)	—	(9)	(8,703)	(2)	2
Provision for income taxes	207	132	368	393	98
Settlement fees and expenses (1)	994	535	1,393	562	164
Operating expenses for non-continuing communities (2)	(36)	(9,558)	(937)	(37,605)	(52)
Continuing community net operating income	$10,287	$12,310	$29,259	$42,854	$9,956
Resident revenue	$48,968	$85,894	$140,819	$290,952	$46,649
Resident revenue for non-continuing communities (3)	—	(37,868)	(373)	(142,733)	(276)
Continuing community resident revenue	$48,968	$48,026	$140,446	$148,219	$46,373
Continuing community net operating income margin	21.0%	25.6%	20.8%	28.9%	21.5%
(1) Settlement fees and expenses relate to non-recurring settlements with third parties for contract terminations, insurance claims and related fees.
(2) Operating expenses for non-continuing communities relate to operating expenses incurred in the operations of the 18 Fannie Mae communities that are in the process of transitioning legal ownership, leased communities whose master lease agreements or excess cash flow leases were terminated on or before December 31, 2020 and two owned communities sold to third parties in the first and fourth quarters of fiscal 2020.
(3) Resident revenue for non-continuing communities relates to revenues earned in the operations of the 18 Fannie Mae communities that are in the process of transitioning legal ownership, leased communities whose master lease agreements or excess cash flow leases were terminated on or before December 31, 2020 and two owned communities sold to third parties in the first and fourth quarters of fiscal 2020.

ADJUSTED EBITDAR, and ADJUSTED EBITDAR EXCLUDING COVID-19 IMPACT
Adjusted EBITDAR and Adjusted EBITDAR excluding COVID-19 impact are non-GAAP performance measures that the Company defines as net income (loss) excluding: interest income, interest expense, other expense/income, provision for income taxes; and further adjusted to exclude income/expense associated with non-cash, non-operational, transactional, or organizational restructuring items that management does not consider as part of the Company’s underlying core operating performance and that management believes impact the comparability of performance between periods. For the periods presented herein, such other items include depreciation and amortization expense, stock-based compensation expense, facility lease expense, provision for bad debts, long-lived asset impairment, loss/gain on lease related transactions, gain on extinguishment of debt, loss on disposition of assets, casualty losses, transaction and conversion costs and employee placement and separation costs.

The Company believes that presentation of Adjusted EBITDA and Adjusted EBITDA excluding COVID-19 impact as performance measures are useful to investors because they are one of the metrics because it provides an assessment of operational factors that management can impact in the short-term, namely revenues and the controllable cost structure of the organization, by eliminating items related to the Company’s financing and capital structure and other items that management does not consider as part of the Company’s underlying core operating performance and that management believes impact the comparability of performance between periods.

Adjusted EBITDA and Adjusted EBITDA excluding COVID-19 impact have material limitations as a performance measure, including: (i) excluded interest is necessary to operate the Company’s business under its current financing and capital structure; (ii) excluded depreciation, amortization and impairment charges may represent the wear and tear and/or reduction in value of the Company’s communities, and other assets and may be indicative of future needs for capital expenditures; and (iii) the Company may incur income/expense similar to those for which adjustments are made, such as bad debt, gain/loss on sale of assets, facility lease termination, or debt extinguishment, non-cash stock-based compensation expense, and transaction and other costs, and such income/expense may significantly affect the Company’s operating results.

	Three months ended September 30,		Nine months ended September 30,		Three months ended June 30,
	2021	2020	2021	2020	2021
Adjusted EBITDAR
Net income (loss)	$36,510	$(214,964)	$124,432	$(274,898)	$49,078
Depreciation and amortization expense	9,503	15,547	27,811	47,584	9,025
Stock-based compensation expense	586	421	1,269	1,494	517
Facility lease expense	—	5,926	—	23,234	—
Provision for bad debts	222	781	747	2,190	159
Interest income	—	(14)	(5)	(83)	(1)
Interest expense	9,701	11,141	28,574	34,044	9,499
Long-lived asset impairment	—	3,240	—	39,194	—
Loss (gain) on lease related transactions, net	—	746	—	(10,487)	—
Gain on extinguishment of debt, net	(54,080)	—	(168,292)	—	(67,213)
Loss on disposition of assets, net	15	191,032	436	198,388	—
Other expense (income)	—	(9)	(8,703)	(2)	2
Provision for income taxes	207	132	368	393	98
Casualty losses (1)	509	294	1,568	958	679
Transaction and conversion costs (2)	(20)	866	126	3,082	238
Employee placement and separation costs (3)	—	401	—	603	(41)
Adjusted EBITDAR	$3,153	$15,540	$8,331	$65,694	$2,040
COVID-19 relief revenue (4)	—	—	—	(502)	—
COVID-19 expenses (5)	410	1,433	1,736	4,626	220
Adjusted EBITDAR excluding COVID-19 impact	$3,563	$16,973	$10,067	$69,818	$2,260
(1) Casualty losses relate to non-recurring losses for insured claims and losses related to unexpected events.
(2) Transaction and conversion costs relate to legal and professional fees incurred for lease termination transactions, restructure projects or related projects.
(3) Employee placement and separation costs include severance and other employment costs of organizational changes.
(4) Covid-19 relief revenue are grants and other funding received from third parties in aid to the COVID-19 response and includes federal and state relief funds received.
(5) Covid-19 expenses are expenses for supplies and personal protective equipment, testing of the Company’s residents and employees, labor and specialized disinfecting and cleaning services.

ADJUSTED CFFO and ADJUSTED CFFO EXCLUDING COVID-19 IMPACT
Adjusted CFFO and Adjusted CFFO excluding COVID-19 impact is a non-GAAP liquidity measure that the Company defines as net income (loss) excluding depreciation and amortization expense, stock-based compensation expense, loss on disposition of assets, provision for bad debts, gain on extinguishment of debt, other non-cash charges, recurring capital expenditures, casualty losses, transaction and conversion costs, and employee placement and separation costs.

The Company believes that presentation of Adjusted CFFO and Adjusted CFFO excluding COVID-19 impact as liquidity measures is useful to investors because they are one of the metrics used by the Company’s management for budgeting and other planning purposes, to review the Company’s historic and prospective sources of operating liquidity, and to review the Company’s ability to service its outstanding indebtedness, and make capital expenditures.
Adjusted CFFO and Adjusted CFFO excluding COVID-19 impact have material limitations as a liquidity measure, including: (i) they do not represent cash available for discretionary expenditures since certain non-discretionary expenditures, including mandatory debt principal payments, are not reflected in this measure; and (ii) the cash portion of non-recurring charges related to gain/loss on facility lease termination generally represent charges/gains that may significantly affect the Company’s liquidity limits the usefulness of the measure for short-term comparisons.

	Three months ended September 30,		Nine months ended September 30,		Three months ended June 30,
	2021	2020	2021	2020	2021
Adjusted CFFO
Net income (loss)	$36,510	$(214,964)	$124,432	$(274,898)	$49,078
Depreciation and amortization expense	9,503	15,547	27,811	47,584	9,025
Stock-based compensation expense	586	421	1,269	1,494	517
Loss on disposition of assets, net	15	191,032	436	198,388	—
Provision for bad debts	222	781	747	2,190	159
Gain on extinguishment of debt, net	(54,080)	—	(168,292)	—	(67,213)
Other non-cash charges, net (1)	427	1,537	1,007	19,820	217
Recurring capital expenditures	—	(1,136)	—	(3,407)	—
Casualty losses (2)	509	294	1,568	958	679
Transaction and conversion costs (3)	(20)	866	126	3,082	238
Employee placement and separation costs (4)	—	401	—	603	(41)
Adjusted CFFO	$(6,328)	$(5,221)	$(10,896)	$(4,186)	$(7,341)
COVID-19 relief funds (5)	—	—	(8,706)	(502)	—
COVID-19 expenses (6)	410	1,433	1,736	4,626	220
Adjusted CFFO excluding COVID-19 impact	$(5,918)	$(3,788)	$(17,866)	$(62)	$(7,121)
(1) Other non-cash charges, net include amortization of deferred financing charges which are included in interest expense on the Consolidated Statement of Operations and Comprehensive Income (Loss) and the change in deferred revenue.(1) Casualty losses relate to non recurring losses for insured claims and losses related to unexpected events.
(2) Casualty losses relate to non-recurring losses for insured claims and losses related to unexpected events.
(3) Transaction and conversion costs relate to legal and professional fees incurred for lease termination transactions, restructure projects or related projects.
(4) Employee placement and separation costs are severance and other employment costs of organizational changes.
(5) Covid-19 relief revenue are grants and other funding received from third parties to aid in the COVID-19 response and includes federal and state relief funds received.
(6) Covid-19 expenses are expenses for supplies and personal protective equipment, testing of the Company’s residents and employees, labor and specialized disinfecting and cleaning services.

Capital Senior Living Corporation
Supplemental Information

	Third Quarter			Second Quarter 2021	Sequential increase (decrease)
	2021	2020	Increase (decrease)
Selected Operating Results
I. Continuing community portfolio (1)
Number of communities	60	60	—	60	—
Unit capacity	5,631	5,634	(3)	5,629	2
Financial occupancy (2)	81.0%	79.3%	1.7%	78.1%	2.9%
Average monthly rent	$3,578	$3,582	$(4)	$3,518	$60.0
II. Managed communities
Number of communities	15	24	(9)	15	—
Management fee revenue (in thousands)	$1,029	$604	$425	$763	$266
III. Consolidated Debt Information (in thousands, except for interest rates)
(Excludes insurance premium financing)
Total variable rate mortgage debt	121,660	$131,806		$122,261
Total fixed rate debt	$625,545	$787,921		$677,860
Weighted average interest rate	4.6%	4.5%		4.6%
(1) Excludes 5, 18 and 9 properties in the process of transitioning ownership back to Fannie Mae at September 30, 2021, September 30, 2020 and June 30, 2021, respectively.
(2) Financial occupancy represents actual days occupied divided by total number of available days during the quarter.